UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2020

QURATE RETAIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A common stock	QRTEA	The Nasdaq Stock Market LLC
Series B common stock	QRTEB	The Nasdaq Stock Market LLC
8.0% Series A Cumulative Redeemable Preferred Stock	QRTEP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Extension of CEO Employment Agreement Terms for One Additional Year

QVC, Inc. (“QVC”), a subsidiary of Qurate Retail, Inc. (“QRI”), is party to an employment agreement with Michael George effective December 16, 2015 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. George has been acting as the President and Chief Executive Officer of QVC and, since March 9, 2018, as the President and Chief Executive Officer of QRI. The initial term of the Employment Agreement was scheduled to expire on December 31, 2020. On November 17, 2020, QVC and Mr. George entered into an Amendment to the Employment Agreement to extend the term of Mr. George’s services through December 31, 2021, unless terminated earlier in accordance with the terms of the Employment Agreement.

Effective as of January 1, 2021, Mr. George’s annual base salary will be increased to $1,500,000. In 2021, Mr. George will continue to be eligible to receive an annual cash bonus and his target bonus for 2021 will continue to be 100% of base salary with a maximum bonus of 240% of base salary, subject to the achievement of performance criteria established by the Compensation Committee (the “Committee”) of the Board of Directors of QRI (the “Board”). For 2021, subject to Committee approval, Executive will be eligible to receive from QRI an award of performance-based restricted stock units (the “2021 PRSUs”) with a target value equal to $5,500,000 and a maximum value equal to $8,250,000 that will vest subject to the achievement of performance criteria established by the Committee and an award of restricted stock units (the “2021 RSUs”) with a value of $5,500,000 that will vest subject to Mr. George’s continued employment through December 10, 2021. The 2021 PRSUs and 2021 RSUs will vest upon Mr. George’s death and termination due to disability and will be forfeited in connection with a termination for cause or resignation without good reason. Upon a termination without cause or resignation for good reason, subject to his execution of a release and continued compliance with restrictive covenants, Mr. George will be entitled to receive base salary continuation through the remainder of 2021, full vesting of his 2021 RSUs and full vesting of the 2021 PRSUs that are determined by the Committee to have been achieved based on the performance criteria. Mr. George will work with the Board of QRI and its Chairman, Gregory B. Maffei, to identify a successor and assist in the transition of his duties and responsibilities.

Except as provided in the preceding sentence, the provisions of the Employment Agreement generally remain unchanged. The foregoing description of the Amendment to the Employment Agreement is qualified in its entirety by reference to the text of the Amendment to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by this reference.

Item 7.01. Regulation FD Disclosure

On November 17, 2020, QRI issued a press release announcing the extension of the Employment Agreement and Mr. George’s planned retirement at December 31, 2021.

This Item 7.01 of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 are being furnished to the SEC under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Employment Agreement, effective as of November 17, 2020, by and between Michael George and QVC, Inc.

99.1	Press release, dated November 17, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2020

QURATE RETAIL, INC.

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President